Exhibit 1.1

STEREOTAXIS, INC.

CONTROLLED EQUITY OFFERINGSM

AMENDMENT NO. 1 TO

SALES AGREEMENT

March 26, 2015

Cantor Fitzgerald & Co.

499 Park Avenue

New York, NY 10022

Ladies and Gentlemen:

Reference is made to the Sales Agreement, dated May 16, 2014 (the “Sales Agreement”), between Cantor Fitzgerald & Co. (“CF&Co”) and Stereotaxis, Inc., a Delaware corporation (the “Company”), pursuant to which the Company agreed to sell through CF&Co, as sales agent, up to $18,000,000 of shares of common stock, par value $0.001 per share, of the Company. All capitalized terms used in this Amendment No. 1 to Sales Agreement between CF&Co and the Company (this “Amendment”) and not otherwise defined herein shall have the respective meanings assigned to such terms in the Sales Agreement. CF&Co and the Company agree as follows:

A. Amendments to Sales Agreement. The Sales Agreement is amended as follows:

1.	The first sentence of Section 1 of the Sales Agreement is hereby deleted and replaced with the following:

“The Company agrees that, from time to time during the term of this Agreement, on the terms and subject to the conditions set forth herein, it may issue and sell through the Agent, shares of common stock (the “Placement Shares”) of the Company, par value $0.001 per share (the “Common Stock”); provided, however, that in no event shall the Company issue or sell through the Agent such number or dollar amount of Placement Shares that would (a) exceed the number or dollar amount of shares of Common Stock registered on the effective Registration Statement (defined below) pursuant to which the offering is being made, (b) exceed the number of authorized but unissued and unreserved shares of Common Stock, (c) exceed the number or dollar amount of shares of Common Stock permitted to be sold under Form S-3 (including Instruction I.B.6. thereof) or (d) exceed the number or dollar amount of shares of Common Stock for which the Company has filed a Prospectus Supplement (defined below) (the lesser of (a), (b), (c) and (d), the “Maximum Amount”).”

2.	(i) Section 12(d) of the Sales Agreement is hereby deleted in its entirety and Section 12(e) is relabeled as Section 12(d); (ii) Newly labeled Section 12(d) of the Sales Agreement is hereby deleted and replaced in its entirety with the following: “This Agreement shall remain in full force and effect unless terminated pursuant to Sections 12(a), (b), or (c) above or otherwise by mutual agreement of the parties; provided, however, that any such termination by mutual agreement shall in all cases be deemed to provide that Section 8, Section 10, Section 11, Section 17 and Section 18 shall remain in full force and effect.”; and (iii) Section 12(f) of the Sales Agreement is relabeled as Section 12(e).

3.	The first sentence of the Placement Notice attached as Schedule 1 to the Sales Agreement shall be amended to add “as amended on March 26, 2015” immediately after “May 16, 2014”.

4.	Schedule 3 is amended by adding under The Agent after “Josh Feldman (jfeldman@cantor.com)”:

“Sameer Vasudev (svasudev@cantor.com)”

5.	The first sentence of the Form of Representation Date Certificate attached as Exhibit 7(l) to the Sales Agreement is amended to add “as amended on March 26, 2015” immediately before “(the “Sales Agreement”)”.

B. Prospectus Supplement. The Company shall file a Rule 424(b) Prospectus Supplement reflecting this Amendment within 2 business days of the date hereof.

C. No Other Amendments. Except as set forth in Part A above, all the terms and provisions of the Sales Agreement shall continue in full force and effect.

D. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed Amendment by one party to the other may be made by facsimile or email transmission.

E. Governing Law. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the principles of conflicts of laws.

[Remainder of page intentionally left blank.]

If the foregoing correctly sets forth the understanding between the Company and CF&Co, please so indicate in the space provided below for that purpose, whereupon this Amendment No. 1 to Sales Agreement shall constitute a binding agreement between the Company and CF&Co.

Very truly yours,

STEREOTAXIS, INC.

By:	/s/ Martin C. Stammer

Name:	Martin C. Stammer
Title:	Chief Financial Officer

ACCEPTED as of the date first-above written:

CANTOR FITZGERALD & CO.

By:	/s/ Jeffrey Lumby

Name:	Jeffrey Lumby
Title:	Senior Managing Director

Signature Page

Stereotaxis, Inc. – Amendment No. 1 to Sales Agreement